UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2019

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-37535	13-4122844
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ	07310
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 275-0555

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SITO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2019, SITO Mobile, Ltd., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MediaJel, Inc., a Nevada corporation (“MediaJel”), MJ Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of the Company (“Acquisition Sub”), and Jonathan Black, as the representative of the equityholders of MediaJel. Pursuant to the Merger Agreement, Acquisition Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into MediaJel with MediaJel surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”).

Under the Merger Agreement, in exchange for all of the issued and outstanding capital stock of MediaJel, the Company will issue 20,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”), to MediaJel’s stockholders, subject to certain adjustments (i) based on the amount of cash held by MediaJel at closing and (ii) if the volume-weighted average price of the Company’s Common Stock for the ten trading days immediately prior to the closing is less than $0.65. The cash adjustment will be made on a pre-closing basis and without taking into consideration any transaction expenses payable by MediaJel. Options and warrants exercisable for shares of MediaJel capital stock will be converted into or replaced with an option or warrant, as applicable, representing the right to acquire, on substantially the same terms and conditions, a number of shares of the Company’s Common Stock determined according to the exchange ratio described in the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants by the Company and MediaJel. Each of the Company and MediaJel has agreed, among other things, to conduct its and its subsidiaries’ businesses prior to the closing of the Merger in the ordinary course consistent with past customs and practice and not to solicit alternative transactions.

The Merger Agreement has been approved by the respective boards of directors of the Company, Acquisition Sub and MediaJel. The Company’s board further determined that the MediaJel stockholders are “exempt persons” under that certain Section 382 Tax Benefits Preservation Plan dated as of April 3, 2017. The consummation of the proposed Merger is subject to the receipt of the requisite approval of the stockholders of each of the Company and MediaJel and the fulfillment of certain other conditions, including the continued listing of the Company’s Common Stock on the Nasdaq Stock Market.

The Company has agreed that upon consummation of the Merger, the MediaJel stockholders will have the right to designate three persons who will be appointed to the Company’s board of directors. Additionally, the Company will agree, subject to their continued ownership of certain percentages of the shares of the Company’s Common Stock acquired by the MediaJel stockholders in connection with the Merger, to cause the slate of nominees standing for election, and recommendation by the Board, at the 2020 and 2021 annual meetings of the Company’s stockholders to include up to three persons designated by the former MediaJel stockholders. MediaJel’s stockholders will, upon consummation of the Merger, agree that during the time that such MediaJel stockholders may appoint designees to the Company’s board of directors, they will vote the shares of the Company’s Common Stock in favor of the Company’s nominees for directors and not contrary to the recommendations of the Company’s board of directors on other matters.

Jake Litke, the Chief Executive Officer of MediaJel, and Jonathan Black, the Chief Operations Officer of MediaJel, will continue to run MediaJel after the transaction and will be appointed as Chief Executive Officer and Chief Operations Officer, respectively, of the Company upon consummation of the Merger and will enter into employment agreements with the Company. Gregg H. Saunders, the current acting Chief Financial Officer of the Company, will remain as Chief Financial Officer following the Merger. Tom Pallack, the Company’s current Chief Executive Officer, will transition to the role of a consultant to the Company.

The Company has also agreed to grant certain registration rights in favor of such MediaJel stockholders, including the requirement that the Company file a resale shelf registration statement with the Securities and Exchange Commission (the “SEC”) and customary “piggyback” registration rights. The registration rights agreement will also provide that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

The Merger Agreement may be terminated by MediaJel or the Company if, among other reasons, approval by the Company’s stockholders of the issuance of shares of Common Stock pursuant to the Merger Agreement is not obtained. Either party may also terminate the Merger Agreement in the event the consummation of the Merger has not occurred by March 15, 2020 and the cause for the consummation not occurring is not the terminating party’s failure to fulfill any of its obligations under the Merger Agreement. If the Merger Agreement is terminated (i) by either party due to the failure to obtain the approval of the Company’s stockholders at the special meeting or (ii) by MediaJel due to a failure of a closing condition related to the Company’s breach of certain covenants relating to the special meeting, the Company will pay a break fee in the amount of $1,250,000 (the “Break Fee”) to MediaJel. If the Merger Agreement is terminated by the Company due to a failure of a closing condition related to MediaJel’s breach of certain covenants relating to the pre-closing conduct of its business or the failure to obtain the approval of the Merger by its stockholders, MediaJel will pay the Break Fee to the Company.

In connection with the execution of the Merger Agreement, certain of the Company’s stockholders holding an aggregate of approximately 1.6% of the Company’s outstanding Common Stock have entered into Voting and Support Agreements with MediaJel pursuant to which such Company stockholders have agreed, among other things, to vote all of their shares of the Company’s Common Stock in favor of the issuance of shares of the Company’s Common Stock in connection with the Merger.

The foregoing summary of the Merger Agreement, the Merger and the agreements the Company and its stockholders have entered and will enter into with MediaJel and MediaJel’s stockholders does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and the terms of which are incorporated herein by reference.

The Merger Agreement has been included with this Current Report on Form 8-K pursuant to applicable rules and regulations of the Securities and Exchange Commission in order to provide investors and stockholders with information regarding its terms. However, it is not intended to provide any other factual information about the Company, Acquisition Sub, or MediaJel, their respective subsidiaries and affiliates, or any other party. In particular, the representations, warranties and covenants contained in the Merger Agreement have been made only for the purpose of the Merger Agreement, and, as such, are intended solely for the benefit of the parties to the Merger Agreement. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. Any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement and these changes may not be fully reflected in the Company’s public disclosures.

As a result of the foregoing, investors and stockholders are strongly encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or on any descriptions thereof, as accurate characterizations of the state of facts or condition of the Company, MediaJel or any other party. Investors and stockholders are likewise cautioned that they are not third-party beneficiaries under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Item 3.02 Unregistered Sales of Equity Securities

The information in Item 1.01 with respect to the issuance of shares pursuant to the Merger Agreement is incorporated by reference into this Item 3.02. The shares of Common Stock to be issued in connection with the Merger and the transactions contemplated thereby will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On September 16, 2019, the Company and MediaJel issued a joint press release announcing the execution of the Merger Agreement, a copy of which is furnished as Exhibit 99.1 hereto.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving the Company and MediaJel. The Company intends to file a proxy statement and other relevant documents with the SEC to be used at its meeting of stockholders to approve the issuance of shares of Common Stock in connection with the proposed transaction with MediaJel. The proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed issuance of Company stock. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, MEDIAJEL AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company and MediaJel once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company when and if available, can be obtained free of charge on the Company’s website at www.sitomobile.com or by directing a written request to SITO Mobile, Ltd., The Newport Corporate Center, 100 Town, Square Place, Suite 204, Jersey City, NJ 07310.

The Company and MediaJel and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of the Company’s directors and officers in the Company’s filings with the SEC, including its Form 10-K/A filed with the SEC on April 30, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed transaction will be set forth in the proxy statement for the proposed transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement that the Company intends to file with the SEC.

This communication shall neither constitute a solicitation of proxy, an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

This communication includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or MediaJel's management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed transactions; the inability to recognize the anticipated benefits of the proposed transaction; the Company’s ability to meet the listing standards of the Nasdaq Stock Market following the consummation of the proposed transaction; unexpected costs, liabilities or delays related to the proposed transaction; the parties’ ability to execute on their respective business plans; the effect of the announcement of the transaction on the ability of MediaJel to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom it does business, or on either party’s operating results and business generally; the parties’ ability to identify and integrate future acquisitions; the performance and security of the combined company’s services; potential litigation involving the Company or MediaJel; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; and general economic and market conditions impacting demand for the combined company’s services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. Additional risks and factors that may affect results are set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on April 1, 2019 and its subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of the Company’s Annual Report on Form 10-K under the headings “Risk Factors.” The risks and uncertainties described above and in the Company’s SEC filings are not exclusive and further information concerning each company and its business, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Neither the Company nor MediaJel undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger, dated as of September 14, 2019, by and among SITO Mobile, Ltd., MJ Acquisition Corp., MediaJel, Inc., and Jonathan Black, as representative of the equityholders of MediaJel, Inc.

99.1	Press Release of Sito Mobile, Ltd. and MediaJel, Inc. dated September 16, 2019.

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITO MOBILE, LTD.
(Registrant)

Date: September 19, 2019	/s/ Thomas Pallack
Name: Thomas Pallack
Title: Chief Executive Officer